                                                                    EXHIBIT 4.15

                               VALUE HEALTH, INC.


                                AMENDMENT NO. 1

                                       TO

                               1991 NON-EMPLOYEE

                           DIRECTOR STOCK OPTION PLAN


  The following amendments are hereby incorporated into the original 1991 Non-Employee Director Stock Option Plan (the "Plan")

     (i) "an increase in the number of shares of Common Stock subject to the Plan from 112,500 to 250,000; and

    (ii) "the automatic annual grant of vested options to acquire up to 2,500 shares of the Company's Common Stock to continuing eligible directors beginning upon the second anniversary of initial election to the Board; and

   (iii) "the automatic grant of vested options to acquire an additional 500 shares to such continuing directors who serve as Chairman of the Company's Audit Committee or Compensation Committee

    (iv) the extension of the period of time such options are exercisable from five years to ten years.


  All other provisions of the Plan remain in full force and effect.